Exhibit 10.1.1

DEFERRAL AGREEMENT

THIS DEFERRAL AND MEMBERSHIP AGREEMENT (“Agreement”) made this 12th day of December, 2005, by and between the Federal Home Loan Bank of Boston (the “Bank”) and Robert F. Verdonck (the “Director”):

WITNESSETH:

WHEREAS, the Bank maintains the Nonqualified Deferred Compensation Program for the Directors of the Federal Home Loan Bank of Boston (the “Program”); and

WHEREAS, the undersigned Director desires to make deferrals under the Program with respect to the 2006 calendar year;

NOW, THEREFORE, the Bank and the Director hereby agree as follows:

1.                                       Subject to the provisions of the Program, the Director irrevocably elects to defer the receipt of [ 50%] [$__________] of each installment of the fees that would otherwise be payable to him/her during the period this Agreement is in effect.

2.                                       The Director acknowledges that, by signing this Agreement, the Bank is specifically authorized to reduce the Director’s fees by the percentage or amount specified in Paragraph 1 above and any such reduction shall be made from amounts payable to the Director on and after the effective date of this Agreement.

3.                                       All amounts deferred under this Agreement shall be held by the Bank for eventual distribution to the Director or his/her Beneficiary in accordance with the provisions of the Program. All amounts payable under the Program will be paid by the Bank from its general assets.

4.                                      [Note:  If this is not your initial deferral agreement, complete this paragraph only if you want to change your payment trigger event. Otherwise, cross out this paragraph.]

The Director elects to have all previous and future deferrals and earnings thereon credited to his/her Account distributed pursuant to his/her election under paragraph 5 below, as soon as practicable following the

☐ Last day of calendar quarter, or           ☐ January 1

coincident with or next following the payment trigger event checked below:

☐               The Director’s retirement as a director of the Bank.

☐               The Director’s attainment of age _____ [enter an age], which shall not be earlier than age 55 nor later than age 70½, and shall not be fewer than three (3) years subsequent to his/her current age.

☐               The earlier of the Director’s retirement as a director of the Bank or attainment of age _____ [enter an age], which shall not be earlier than age 55 nor later than age 70½, and shall not be fewer than three (3) years subsequent to his/her current age.

☐               The later of the Director’s retirement as a director of the Bank or attainment of age _____ [enter an age], which shall not be earlier than age 55 nor later than age 70½.

☐               The 5th ☐, 10th ☐, 15th ☐, or 20th ☐ anniversary of his/her initial participation in the Program, as elected by the Director.

If no election is made under this paragraph, payment will commence as soon as practicable following the last day of the calendar quarter coincident with or following the Director’s retirement as a director of the Bank.

5.                                      [Note:  If this is not your initial deferral agreement, complete this paragraph only if you want to change your form of payment. Otherwise, cross out this paragraph.]

The Director elects to have all previous and future deferrals and earnings thereon credited to his/her Account distributed as follows:

☐               In a single sum.

☐               In semi-annual installments over a period of ____ years [not to exceed twenty years], payable as of January 1 and July 1 of each year.

☐               In annual installments over a period of ____ years [not to exceed twenty years], payable as of January 1 of each year.

If a Director fails to make an election under this Paragraph 6, payment will be made in a single sum.

6.                                       The Director understands that any change will not take effect until such time as may be allowed under the Program as amended by the Bank consistent with the requirements of Section 409A of the Internal Revenue Code and IRS regulations and guidance (including IRS Notice 2005-1).

7.                                      [Note: If this is not your initial deferral agreement, complete this paragraph only if you want to change primary beneficiaries, contingent beneficiaries or the timing of payments to beneficiaries. Any change to the timing of the payment to the beneficiaries will not be effective for one year.]

In the event of the Director’s death before receipt of any or all sums payable to the Director under the Program, any remaining sums shall be distributed to:

Primary Beneficiary:

Name	Relationship	Social Security No.

or, if none of the above survives the Director, to:

Contingent Beneficiary:

Name	Relationship	Social Security No.

The beneficiary shall receive the amounts payable as soon as practicable following the death of the Director:

☐          In a single sum

☐          In five annual installments

☐          In ten annual installments

☐          In twenty annual installments

I understand that if I do not name a beneficiary or if the beneficiary designated does not survive me, payment shall be made in a single sum to my estate.

The above beneficiary designation supersedes any previous beneficiary designation made under the Program and will remain in force until the Director requests a change in accordance with the provisions of the Program.

If more than one beneficiary is designated to receive the distribution, all amounts due shall be distributed in equal shares to the surviving beneficiaries.

8.                                       This Agreement shall be subject to and governed by all of the terms and provisions of the Program, as applicable.

9.                                       The deferral specified by the Director under Paragraph 1 of this Agreement shall be irrevocable.

10.                                 The Director acknowledges that s/he or his/her beneficiary shall be responsible for all federal, state and local income taxes on all benefits attributable to the Director under the Program when they become due and payable.

11.                                 The Director acknowledges that s/he has read and received a copy of the Program and this Agreement. This Agreement is made pursuant to the terms and conditions of the Program. All such provisions of the Program, including the terms defined therein, are incorporated herein and are expressly made a part of this Agreement by reference. To the extent that any provision of this Agreement conflicts with any provision of the Program, the terms of the Program, as applicable, shall control.

12.                                 Subject to the provisions of the Program, the Bank may amend or terminate the Program or this Agreement at any time and for any reason.

13.                                 Deferral elections made under this Agreement shall be effective as of the first day of the first calendar year following the date this Agreement is filed with the Bank, except that deferral elections made by Directors hired during a calendar year shall be effective as of the first day of the month following the date the completed Agreement is filed with the Bank for fees earned thereafter provided this Agreement is filed within 30 days of the date such person became a Director.

IN WITNESS WHEREOF, the Bank, by its duly authorized officers, and the Director have executed this Agreement on the day and year first above written.

FEDERAL HOME LOAN BANK OF BOSTON

By:	/s/ Frank Nitkiewicz
Title:	Executive Vice President/Chief Financial Officer

ATTEST: (SEAL)

By:	/s/ Ellen McLaughlin
Title:	Senior VP and General Counsel

DIRECTOR

/s/ Robert F. Verdonck
Signature

Social Security No.

Date of Birth